Exhibit 10.3

SECURED PROMISSORY NOTE

$1,100,000.00	February , 2004

FOR VALUE RECEIVED, the undersigned, CLIVE CORPORATION, INC., a Pennsylvania corporation and 1903 WEST MAIN STREET REALTY MANAGEMENT, LLC, a Pennsylvania limited liability company, jointly and severally referred to herein as “Borrower,” promise to pay to the order of BEYOND THE WALL, INC., a Delaware corporation, its successors and assigns (“Lender”), the principal sum of ONE MILLION ONE HUNDRED THOUSAND DOLLARS ($1,100,000.00), together with interest on the principal sum, in lawful money of the United States of America, payable pursuant to the terms and conditions provided for herein.  This secured promissory note (this “Note”) is being issued pursuant to that certain Asset Purchase Agreement, dated February         , 2004 (the “Purchase Agreement”), to which both Borrower and Lender are parties, as well as Lender’s parent company, YouthStream Media Networks, Inc. (“Parent”) and is secured by the Collateral, as such term is defined in the Security Agreement, dated of even date herewith (the “Security Agreement”), to which both Borrower and Lender are parties, and is further secured by a Mortgage against certain Real Property purchased from Seller pursuant to an Agreement of Sale and Assignment, dated February         , 2004 (“Real Property Agreement”).  Any terms capitalized but not defined shall have the meanings given to them in the Purchase Agreement and the Security Agreement.

1.                                       Payment Terms.  Borrower shall make payments on this Note in three (3) installments of principal in the amount of $366,666.67, plus accrued interest. The payments are due on October 31, 2004, October 31, 2005 and October 31, 2006 (subject to a credit of $150,000.00 as described below and subject to adjustment based on any accelerated principal reduction of at least $400,000.00 pursuant to paragraph 3 below).  Except as otherwise specified, all principal and interest shall be due and payable on October 31, 2006. The payment of principal and interest under this Note shall be made to Lender in immediately available funds, at such address or location as Lender shall designate.  All or any part of (i) the unpaid principal balance and/or (ii) accrued but unpaid interest may be prepaid by Borrower at any time without penalty.  Except for any accelerated principal reduction made pursuant to paragraph 3 below, any such prepayments shall be applied first to accrued but unpaid interest and then to the unpaid principal balance.  With regard to any accelerated principal reduction made pursuant paragraph 3 below, such payments shall be applied only to principal.  Borrower shall be entitled to a credit in the sum of One Hundred Fifty Thousand Dollars ($150,000.00), to be applied against the payment due on October 31, 2006, provided that (a) there is no uncured default by Borrower under this Note at any time prior to, on or after October 31, 2006, and (b) there has been an accelerated principal reduction of at least Four Hundred Thousand Dollars ($400,000.00) on or before June

30, 2004 pursuant to paragraph 3 below.  If the conditions specified in sub-clauses (a) and (b) above are not satisfied, the $150 000.00 credit shall be null and void.

2.                                       Interest.   Interest shall accrue on the unpaid principal balance at the rate of ten percent (10%) per annum, until paid in full.

3.                                       Accelerated Principal Reduction.  If Borrower pays down the principal in a lump sum payment of at least Four Hundred Thousand Dollars ($400,000.00) on or before March 31, 2004, then Lender agrees to reduce the principal owing on the Note by 130% of the lump sum payment.  If such payment is made after March 31, 2004 but on or before April 30, 2004, then Lender agrees to reduce the principal owing on the Note by 126.7% of the lump sum payment.   If such payment is made after April 30, 2004 but on or before May 31, 2004, then Lender agrees to reduce the principal owing on the Note by 123.3% of the lump sum payment.  If such payment is made after May 31, 2004 but on or before June 30, 2004, then Lender agrees to reduce the principal owing on the Note by 120% of the lump sum payment.  Any such principal reduction on the Note will reduce the principal payments due on October 31, 2004, October 31, 2005 and October 31, 2006 by one-third of such principal reduction.  An example of such principal reduction is as follows:  If the Borrower pays exactly $400,000.00 on March 31, 2004, then the principal balance owing on this Note would be reduced by $520,000.00 effective as of March 31, 2004, and the principal payment due on October 31, 2004, October 31, 2005 and October 31, 2006 would be reduced by $173,333.33.  The provisions of this paragraph shall not be applicable to any payments made after June 30, 2004.

4.                                       Negative Covenants.   Until such time as the principal amount of this Note, and all interest thereon, has been paid in full, Borrower shall not:

(a)                                  enter into any transactions with its affiliates without obtaining Lender’s prior written consent, which will not be unreasonably withheld; and

(b)                                 enter into any transaction that would materially impair, limit or otherwise diminish the economic interests of Lender.

5.                                       Right to Offset.  Pursuant to Section 13.1 of the Purchase Agreement, Lender and Parent are obligated to jointly and severally indemnify Borrower from and against any Indemnified Losses (as defined in Section 13.1 of the Purchase Agreement) that Borrower may incur subject to certain limitations set forth in the Purchase Agreement.  To that end, Borrower shall have the right to offset any sums which are due to it under Article 13 of the Purchase Agreement on a dollar-for-dollar basis against any amounts owed to Lender under this Note.

6.                                       Events of Default; Acceleration.  Borrower shall be in default under this Note upon the occurrence of any of the following events of default (“Default”):

(a)                                  Borrower fails to pay principal and/or interest under this Note, when due;

(b)                                 Borrower becomes insolvent or bankrupt; or if Borrower suffers a receiver or trustee for it or substantially all of its properties to be appointed and, if appointed without its consent, not discharged within sixty (60) days; or if Borrower makes an assignment for the benefit of its creditors; or

(c)                                  Borrower breaches any provision of this Note or the Security Agreement securing this Note.

7.                                       Remedies Upon Default.  Upon the occurrence of any Default, the principal balance hereof together with all accrued interest shall become immediately due and payable without notice or demand.  In addition, upon the occurrence of any Default, Borrower shall pay all of Lender’s reasonable costs of collection, including actual and reasonable attorneys’ fees and disbursements.

8.                                       Subordination.  So long as Borrower is not in default under this Note, Lender agrees to subordinate this Note to any secured debt incurred by Borrower, provided that the proceeds of such debt were or are used to finance Borrower’s purchase of the Assets of Lender or are used to fund the operations of the Business acquired from Lender, the terms and conditions of the subordinated debt is commercially reasonable, and the maximum amount of subordinated debt does not exceed Seven Hundred Thousand Dollars ($700,000.00) in principal amount.  Lender agrees to take any and all actions, and to execute any and all documents, reasonably requested by Borrower and reasonably acceptable to Lender, to effect Lender’s agreement to subordinate as set forth in this Note.

9.                                       Due on Sale.  All principal and interest under this Note shall become immediately due and payable in the event that (a) more than fifty percent (50%) of the Assets sold and/or transferred to Borrower pursuant to the Purchaser Agreement or the Real Property Agreement, are sold, transferred or hypothecated, in one or more transactions, or (b) more than fifty percent (50%) of the ownership interests of any Borrower (each, a “Borrower’s Sale”) are sold, transferred or hypothecated, in one or more transactions; without the prior written consent of Lender. Not later than ten (10) days before any Borrower’s Sale, Borrower shall give written notice to Lender giving the details of Borrower’s Sale and the expected date of closing. Upon Borrower’s Sale, all outstanding principal and interest shall be immediately due and payable.

10.                                 Notices.  All notices, requests, demands and other communications required or permitted under this Note shall be in writing and shall be deemed to have been duly given, made and received the same day when personally delivered or sent by telecopy with receipt confirmation, the next business day when delivered by overnight courier,  or three (3) business days after mailing, if sent in the United States by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

If to Lender:

Beyond the Wall, Inc.

c/o YouthStream Media Networks, Inc.

244 Madison Avenue, PMB #358,

New York, New York 10016

Attn:  President

with a copy to:

Ronald J. Grant, Esquire
Tilles, Webb, Kulla & Grant, ALC
433 North Camden Drive, Suite 1010
Beverly Hills, CA 90210
Facsimile: 310-888-3433

If to Borrower:

Clive Corporation, Inc.

1903 West Main Street Realty Management, LLC

with a copy to:

Eugene C. Kelly, Esq.
Hoegen, Hoegen & Kelley, LLP
152 South Franklin Street
P.O. Box 346
Wilkes-Barre, PA 18703-0346
Facsimile:

or at such other address or addresses as either Lender or Borrower may from time to time designate by notice to the other party, in writing.

11.                                 Waivers of Presentment, Etc.    BORROWER EXPRESSLY WAIVES PRESENTMENT, PROTEST, DEMAND, NOTICE OF DISHONOR, NOTICE OF NON-PAYMENT, NOTICE OF MATURITY, NOTICE OF PROTEST, PRESENTMENT FOR THE PURPOSE OF ACCELERATING MATURITY, AND DILIGENCE IN COLLECTION.

12.                                 Waivers and Amendments: Non-Contractual Remedies: Preservation of Remedies. This Note may be amended, superseded, canceled, renewed or extended and the terms hereof may be waived, only by a written instrument signed by Lender and Borrower or, in the case of a waiver, by Lender. The failure of Lender to insist, in any one or more instances, upon performance of the terms or conditions of this Note shall not be construed as a waiver or relinquishment of any right granted hereunder or of the future performance of any such term, covenant or condition. No waiver on the part of Lender of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, shall preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that Lender may otherwise have at law or in equity.

13.                                 Headings.  The headings in this Note are for reference only and shall not affect the interpretation of this Note.

14.                                 Severabilitv.  Whenever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Note.

15.                                 Time of Essence.  Time is of the essence for each and every provision of this Note.

16.                                 Mutilated, Lost Stolen or Destroyed Note.  In case this Note shall be mutilated, lost, stolen or destroyed, Borrower shall issue and deliver, in exchange and substitution for and upon cancellation of the mutilated Note, or in lieu of and substitution for this Note lost, stolen or destroyed, a new Note of like tenor, but only upon receipt of evidence satisfactory to Borrower of such loss, theft, or destruction of such Note and reasonable indemnity or bond, if requested, also satisfactory to Borrower.

17.                                 Further Assurances.  Borrower shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

18.                                 Legal Fees.  In the event legal action is instituted to enforce or interpret this Note, the prevailing party shall be entitled to reasonable attorneys’ fees and all costs incurred.

19.                                 Miscellaneous.  This Note shall bind the parties and their respective successors, and the benefits hereof shall inure to the benefit of Lender and its successors and assigns.  Borrower may not assign this Note to any third party.  All references herein to “Borrower” and “Lender” shall be deemed to apply to the Borrower and Lender, and their respective successors and assigns. Borrower waives all applicable statutes of limitations. This Note and any other documents delivered in connection herewith and the rights and obligations of the parties hereto and thereto shall for all purposes be governed by and construed and enforced in accordance with the substantive law of the Commonwealth of Pennsylvania without giving effect to its conflicts of law principles. Each party signing this Note shall be jointly and severally liable hereunder. Any individual signing this Note on behalf of an entity represents and warrants to the Lender that such individual has the right and authority to so execute this Note, and that this Note will be enforceable against such entity in accordance with its terms.

IN WITNESS WHEREOF, this Note has been executed and delivered on the date first written above.

Borrower:

CLIVE CORPORATION, INC., a Pennsylvania corporation

By:
Name:
Title

1903 WEST MAIN STREET REALTY MANAGEMENT, LLC,
a Pennsylvania limited liability company

By:
Name:
Title: